Exhibit 5.1

                             OPINION AND CONSENT OF
                               CHARLES W. SPRAGUE

         April  7, 2000

         Fiserv, Inc.
         255 Fiserv Drive
         Brookfield, WI 53045

         Fiserv, Inc.
         Registration Statement on Form S-8

Dear Sirs:

I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the offer and proposed sale of up to 2,000,000 shares of the Company's common stock (the "Shares") and related Preferred Stock Purchase Rights (the "Rights") pursuant to the Fiserv, Inc. Employee Stock Purchase Plan, the Canadian Employee Stock Purchase Plan, the Fiserv Group Savings-Related Share Option Plan, the Singapore Employee Stock Purchase Plan, and the Australian Employee Stock Purchase Plan (collectively the "Plans").

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation and By-Laws, as amended, of the Company.

Based upon the foregoing,  I am of the opinion that:

1. Fiserv has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

2. The Shares have been duly authorized and are validly issued and fully paid and nonassessable, except as provided in Section 180.0622(b) of the Wisconsin Business Corporation Law.

3. The Rights to be issued with the Common Stock when issued pursuant to the terms of Fiserv's Rights Agreement will be validly issued.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in each Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.

     Very truly yours,


     /S/CHARLES W. SPRAGUE
     Charles W. Sprague
     Executive Vice President,
     General Counsel and Secretary